     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 2000

                                                      REGISTRATION NO. 333-31230
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             NET PERCEPTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

              DELAWARE                               7372                              41-1844584
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                            7901 FLYING CLOUD DRIVE
                          MINNEAPOLIS, MINNESOTA 55344
                                 (612) 903-9424
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                STEVEN J. SNYDER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             NET PERCEPTIONS, INC.
                            7901 FLYING CLOUD DRIVE
                          MINNEAPOLIS, MINNESOTA 55344
                                 (612) 903-9424
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                  KENT A. COIT, ESQ.                                   JODIE M. BOURDET, ESQ.
                SKADDEN, ARPS, SLATE,                                    COOLEY GODWARD LLP
                  MEAGHER & FLOM LLP                                     ONE MARITIME PLAZA
                  ONE BEACON STREET                                          20TH FLOOR
           BOSTON, MASSACHUSETTS 02108-3194                       SAN FRANCISCO, CALIFORNIA 94111
              TELEPHONE: (617) 573-4800                              TELEPHONE: (415) 693-2000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Amendment No. 2 to the Registration Statement on Form S-1 of Net Perceptions, Inc. contains alternate pages exclusively for use in the form of international prospectus to be delivered in connection with the offering of our common stock outside of the United States and Canada. Except for the ten alternate pages filed with this Amendment No. 2, the international prospectus is identical to the form of prospectus included as part of Amendment No. 1 to the Registration Statement, as filed with the Securities and Exchange Commission on March 7, 2000. Each of the alternate pages for the international prospectus included in this Amendment No. 2 is labeled "Alternate Page for International Prospectus."

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MARCH 6, 2000

                             [NET PERCEPTIONS LOGO]

                                2,850,000 SHARES

                                  COMMON STOCK

     Net Perceptions is offering 2,000,000 shares of common stock and the selling stockholders are selling an additional 850,000 shares. Net Perceptions' common stock is currently quoted on the Nasdaq National Market under the symbol "NETP." The last reported sale price of the common stock on the Nasdaq National Market on March 3, 2000 was $54.19 per share.

                           -------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                           -------------------------

                                                              PER SHARE     TOTAL
                                                              ---------    -------
Public Offering Price.......................................   $           $
Underwriting Discounts and Commissions......................   $           $
Proceeds to Net Perceptions.................................   $           $
Proceeds to Selling Stockholders............................   $           $

     THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We and the selling stockholders together have granted the underwriters a 30-day option to purchase up to an additional 427,500 shares of common stock to cover over-allotments.

                           -------------------------

ROBERTSON STEPHENS INTERNATIONAL
          CHASE H&Q
                      U.S. BANCORP PIPER JAFFRAY
                                 DAIN RAUSCHER WESSELS
                                           ADAMS, HARKNESS & HILL, INC.

               THE DATE OF THIS PROSPECTUS IS             , 2000.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, "NET PERCEPTIONS," "WE," "US" AND "OUR" REFER TO NET PERCEPTIONS, INC. AND OUR SUBSIDIARIES.

     UNTIL              , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    4
Risk Factors................................................    8
Forward-Looking Statements..................................   22
Use of Proceeds.............................................   23
Price Range of Common Stock.................................   23
Dividend Policy.............................................   23
Capitalization..............................................   24
Dilution....................................................   25
Selected Consolidated Financial Data........................   26
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   27
Business....................................................   37
Management..................................................   52
Certain Transactions........................................   61
Principal and Selling Stockholders..........................   62
Description of Capital Stock................................   64
Shares Eligible for Future Sale.............................   68
Material United States Federal Income Tax Consequences to
  Non-U.S. Holders..........................................   69
Underwriting................................................   73
Legal Matters...............................................   75
Experts.....................................................   75
Where You Can Find Additional Information...................   76
Index to Financial Statements...............................  F-1

                           -------------------------

     Industry data included in this prospectus has been obtained from third parties and has not been independently verified by us.

     We have the following registered trademarks in the United States: Net Perceptions, the Net Perceptions logo and GroupLens. This prospectus also includes common law trademarks, including common law trademarks that are the subject of pending trademark applications, belonging to Net Perceptions and trademarks of other companies that are the property of their respective owners.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

RULE 701

     In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares from us under a stock option plan or other written agreement prior to our initial public offering can resell those shares excluding the effect of the "lock-up" agreements described above, in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144. Approximately 458,404 shares of our outstanding common stock are eligible for resale under resale under Rule 701. Some of these shares are subject to the "lock-up" agreement with FleetBoston Robertson Stephens Inc. described above.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of approximately 1,319,677 shares of our common stock will be entitled to rights to registration of their shares under the Securities Act. After registration, these shares will become freely tradable without restrictions under the Securities Act. Any sales of securities by these shareholders could decrease the trading price of our common stock. A more detailed discussion of these registration rights is included in this prospectus under the heading "Description of Capital Stock -- Registration rights."

STOCK OPTIONS

     We have filed registration statements on Form S-8 to register approximately 6,970,657 shares of common stock reserved for issuance under our stock option plans and our Employee Stock Purchase Plan. Each year as the number of shares reserved for issuance under our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase plan automatically increases, we intend to file amendments to the registration statements covering the additional shares. As of December 31, 1999, options to purchase 2,548,766 shares of common stock were issued and outstanding under our stock option plans and 1,035,578 shares were reserved for issuance pursuant to future grants of stock options. In addition, as of December 31, 1999, 957,616 shares were reserved for issuance under our 1999 Employee Stock Purchase Plan. Shares registered under these registration statements will, upon the optionee's exercise and subject to vesting and lock-up provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market. We also intend to file a registration statement on Form S-8 to register approximately 268,914 shares of our common stock reserved for issuance under KD One's 1996 Stock Option Plan, which we assumed in connection with our acquisition of KD One.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                              TO NON-U.S. HOLDERS

     The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. Holder. For the purpose of this discussion, a non-U.S. Holder is any holder that for U.S. federal income tax purposes is not a U.S. person.

     For purposes of this discussion, the term U.S. person means:

     - a citizen or resident of the U.S.;

                     ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

     - a partnership and a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof;

     - an estate whose income is included in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

     Additionally, this discussion does not address U.S. federal income tax consequences to non-U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

     - U.S. expatriates;

     - financial institutions;

     - dealers in securities;

     - insurance companies;

     - tax-exempt entities;

     - holders who acquire our common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation;

     - holders who hold our common stock as qualified small business stock for purposes of Section 1202 of the Internal Revenue Code of 1986, as amended;

     - holders who do not hold our common stock as a capital asset (generally, an asset held for investment purposes); or

     - holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction.

     Nor does this discussion address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

     Furthermore, the following discussion is based on current provisions of the Internal Revenue Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not requested a ruling from the Internal Revenue Service ("IRS") or an opinion of counsel with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. Holder under the Internal Revenue Code.

     ACCORDINGLY, EACH NON-U.S. HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

DIVIDENDS

     We have never paid dividends on our common stock and do not expect to pay any cash dividends on our common stock for the foreseeable future. In the event, however, that we do pay dividends on our common stock, any dividend paid to a non-U.S. Holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a non-U.S.

                     ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

Holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. Holder are exempt from such withholding tax. However, those effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to U.S. persons. In addition to the graduated tax described above, dividends received by a corporate non-U.S. Holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

     A non-U.S. holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding described above.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

     - the gain is effectively connected with a U.S. trade or business of the non-U.S. Holder (which gain, in the case of a corporate non-U.S. Holder, must also be taken into account for branch profits tax purposes);

     - the non-U.S. Holder is an individual who holds his or her common stock as a capital asset and who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

     - we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock.

     We have determined that we are not and do not believe that we will become a "United States real property holding corporation" for U.S. federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a non-U.S. Holder at an address within the U.S. may be subject to backup withholding at a rate of 31% if the non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding generally will not apply to dividends paid to non-U.S. Holders at an address outside the U.S. on or prior to December 31, 2000 unless the payer has knowledge that the payee is a U.S. person. Under recently finalized Treasury Regulations regarding withholding and information reporting, payment of dividends to non-U.S. Holders at an address outside the U.S. after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such non-U.S. Holder satisfies various certification requirements.

     Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a non-U.S. Holder of common stock outside the U.S. to or through a foreign office of a broker will not

                     ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

be subject to backup withholding but will be subject to information reporting requirements if the broker is:

     - a U.S. person;

     - a "controlled foreign corporation" for U.S. federal income tax purposes;
       or

     - a foreign person 50% or more of whose gross income for certain periods is from the conduct of a U.S. trade or business unless the broker has documentary evidence in its files of the holder's non-U.S. status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

     In general, the recently promulgated final Treasury Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certifications procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-U.S. Holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in our common stock. Those final Treasury Regulations generally are effective for payments made after December 31, 2000.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

                     ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase Securities Inc., U.S. Bancorp Piper Jaffray Inc., Dain Rauscher Incorporated and Adams, Harkness & Hill, Inc. have severally agreed with us and the selling stockholders, subject to the terms and conditions of the underwriting agreement, to purchase from us and the selling stockholders the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                              NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                   ----------
FleetBoston Robertson Stephens Inc..........................
Chase Securities Inc........................................
U.S. Bancorp Piper Jaffray Inc..............................
Dain Rauscher Incorporated..................................
Adams, Harkness & Hill, Inc.................................

INTERNATIONAL UNDERWRITER
-------------------------

FleetBoston Robertson Stephens International Limited........
Chase Securities Inc........................................
U.S. Bancorp Piper Jaffray Inc..............................
Dain Rauscher Incorporated..................................
Adams, Harkness & Hill, Inc.................................
                                                              ----------
  Total.....................................................
                                                              ==========

     The representatives have advised us and the selling stockholders that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to
certain dealers at that price less a concession of not in excess of $     per
share, of which $     may be reallowed to other dealers. After this offering,
the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us or the selling stockholders as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

Over-allotment option

     We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 300,000 additional shares of common stock and the selling stockholders have granted the underwriters an option to purchase 127,500 additional shares of common stock at the same price per share as we and the selling stockholders will receive for the 2,850,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise their over-allotment option, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We and the selling stockholders will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

                     ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

     The following table summarizes the total compensation to be paid to the underwriters by us and the selling stockholders who have granted us this option:

                                                                      WITHOUT       WITH
                                                             PER       OVER-        OVER-
                                                            SHARE    ALLOTMENT    ALLOTMENT
                                                            -----    ---------    ---------
Underwriting discounts and commissions payable by us......  $         $            $
Underwriting discounts and commissions payable by the
  selling stockholders....................................  $         $            $

     We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $900,000.

Indemnity

     The underwriting agreement contains covenants of indemnity among the underwriters, us and the selling stockholders against various civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

Lock-up agreements

     Each executive officer and director and certain other holders of our common stock have agreed, during the period of 90 days after the effective date of this prospectus, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by these holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion, at any time or from time to time, without notice, release all or any portion of securities subject to the lock-up agreements. There are no existing agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

     In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to various exceptions, consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

Listing

     The common stock is currently quoted on the Nasdaq National Market under the trading symbol "NETP."

Stabilization

     The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in this offering may engage in transactions, including stabilizing bids,

                     ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Other compensation

     In connection with the KD One acquisition, FleetBoston Robertson Stephens Inc. was paid a commission of $1.2 million in cash for advisory services provided to us.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock we are offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts. Legal matters in connection with this offering will be passed upon for the underwriters by Cooley Godward LLP, San Francisco, California.

                                    EXPERTS

     The financial statements of Net Perceptions, Inc. and Knowledge Discovery One, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

     The registration statement, including exhibits and schedules thereto, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of the registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of this material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain more information about the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses, other than underwriting discounts and commissions, expected to be incurred by us in connection with the sale of common stock being registered are estimated to be as follows:

SEC Registration fee........................................  $ 42,000
NASD fee....................................................    17,000
Printing and engraving......................................   150,000
Legal fees and expenses.....................................   300,000
Accounting fees and expenses................................   150,000
Transfer agents' fees.......................................     7,750
Miscellaneous...............................................   233,250
                                                              --------
          Total.............................................  $900,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Act"). Article VII of our Amended and Restated Bylaws provides for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Our Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, a director shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to us and our stockholders. This provision in our Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of laws, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     We have entered into Indemnification Agreements with our officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. We also maintain liability insurance for our directors and officers. Reference is also made to the form of underwriting agreement filed as Exhibit 1.1 hereto, indemnifying our officers and directors against certain liabilities, and Section 1.10 of the Amended and Restated Investor Rights Agreement contained in Exhibit 4.1 hereto and Section 1.10 of the Registration Rights Agreement contained in Exhibit 4.2 hereto, each indemnifying certain of our stockholders, including controlling stockholders, against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     (a) In the three years preceding the filing of this registration statement, we issued and sold the following securities that were not registered under the Securities Act:

          1. We issued and sold 950,150 shares (assuming no exercise of stock options after December 31, 1999) of our common stock to our employees, consultants and directors pursuant to exercises of options under our stock plans for an aggregate consideration of $253,890.

          2. We granted options to purchase 3,941,550 shares of common stock, at a weighted average exercise price of $5.51 per share, to our employees and consultants under our stock plans, of which 950,150 shares have been exercised as of December 31, 1999.

          3. On October 28, 1997, we issued and sold warrants to purchase approximately 11,982 shares of Series C preferred stock to Silicon Valley Bank.

          4. On August 17, 1999, we issued 10,565 shares of our common stock to Silicon Valley Bank pursuant to the net exercise of the warrant described in 15(a)(3).

          5. Between December 18, 1997 and February 20, 1998, we issued and sold 4,635,834 shares of Series C preferred stock for an aggregate purchase price of $7,116,005.19 to a group of 11 investors.

          6. On February 4, 1999, we issued and sold a convertible promissory note with a principal balance of $4,000,000.00 to Trans Cosmos, Inc.

          7. On April 28, 1999, we issued 290,911 shares of our common stock to Trans Cosmos, Inc. pursuant to the conversion of the promissory note described in 15(a)(7).

          8. On February 14, 2000 we issued and sold 1,969,013 shares of common stock in connection with our acquisition of Knowledge Discovery One, Inc.

     The issuances described in 15(a)(1) and 15(a)(2) were deemed exempt from registration under the Act in reliance upon Rule 701 promulgated under the Act. The issuances of the securities described in Items 15(a)(3) through 15(a)(5) and 15(a)(7) and 15(a)(8) were deemed to be exempt from registration under the Act in reliance on Section 4(2) of the Act as transactions by an issuer not involving any public offering. The issuance described in Item 15(a)(6) was deemed exempt from registration under the Act in reliance on Regulation S. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


EXHIBIT
 NUMBER                           DESCRIPTION
-------                           -----------
 1.1*     Form of Underwriting Agreement.
 2.1***   Agreement and Plan of Merger, dated as of January 15, 2000, as amended February 3, 2000, by and among Net Perceptions,
          Inc., Kentucky Acquisition Corporation and Knowledge
          Discovery One, Inc.
 3.1**    Amended and Restated Certificate of Incorporation.
 3.2**    Amended and Restated Bylaws.
 4.1**    Amended and Restated Investor Rights Agreement, dated
          December 18, 1997, among Net Perceptions, Inc. and the
          investors and founders named therein, as amended.
 4.2***   Registration Rights Agreement, dated February 14, 2000, by and among Net Perceptions, Inc. and the stockholders named therein.
 4.3**    Specimen common stock certificate.
 5.1*     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1**    Form of Indemnification Agreement entered into between Net
          Perceptions, Inc. and its directors and officers.
10.2**    1996 Stock Plan.
10.3**    1999 Equity Incentive Plan.
10.4**    1999 Non-Employee Director Option Plan.
10.5**    Employee Stock Purchase Plan.
10.6**+   License Agreement between Net Perceptions, Inc. and Regents of the University of Minnesota, dated July 31, 1996.
10.7**+   Amendment to License Agreement between Net Perceptions, Inc.
          and Regents of the University of Minnesota, dated October
          13, 1997.
10.8***   Knowledge Discovery One, Inc. 1996 Stock Option/Stock
          Issuance Plan.
10.9**+   Orbix Development and Runtime License Agreement between IONA
          Technologies PLC and Net Perceptions, Inc., dated July 9,
          1998.
10.10**+  Agreement Amendment to Orbix Development and Runtime License
          Agreement between IONA Technologies PLC and Net Perceptions,
          Inc., dated October 12, 1998.
10.11**   Lease between the Protective Group and Net Perceptions,
          Inc., dated November 12, 1998.
10.12**   Form of Master Purchase Agreement.
10.13**   Change in Control Severance Plan and Summary Plan
          Description.
10.15**   Note Purchase Agreement between Net Perceptions, Inc. and
          Trans Cosmos, Inc., dated February 4, 1999.
21***     List of Subsidiaries.
23.1***   Consent of PricewaterhouseCoopers LLP, independent
          accountants.
23.2***   Consent of PricewaterhouseCoopers LLP, independent
          accountants.
23.3*     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1).
24.1***   Power of Attorney
27***     Financial Data Schedule.


-------------------------
  * To be filed by amendment.

 ** Incorporated by reference to Net Perceptions' Registration Statement on Form
    S-1 (Registration No. 333-71919).

*** Previously filed.

  + Confidential treatment has been granted for certain portions of this Exhibit pursuant to Rule 406 under the Securities Act. Confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

     (b) FINANCIAL STATEMENT SCHEDULES

     No financial statement schedules are required. The information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation or the Bylaws of the registrant, Indemnification Agreements entered into between the registrant and its officers and directors, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 9th day of March, 2000.


                                          NET PERCEPTIONS, INC.

                                          By:     /s/ STEVEN J. SNYDER
                                            ------------------------------------
                                              Steven J. Snyder
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:




           /s/ STEVEN J. SNYDER             President, Chief Executive Officer and   March 9, 2000
------------------------------------------  Director (Principal Executive Officer)
             Steven J. Snyder

                    *                       Chief Financial Officer and Secretary    March 9, 2000
------------------------------------------  (Principal Financial and Accounting
            Thomas M. Donnelly              Officer)

                    *                       Director                                 March 9, 2000
------------------------------------------
              John T. Riedl

                    *                       Director                                 March 9, 2000
------------------------------------------
              Ann L. Winblad

                    *                       Director                                 March 9, 2000
------------------------------------------
            Douglas J. Burgum

                    *                       Director                                 March 9, 2000
------------------------------------------
             William Lansing

        *By: /s/ STEVEN J. SNYDER                                                    March 9, 2000
------------------------------------------
             Steven J. Snyder
             Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT NO.                             EXHIBIT
-----------                             -------
 1.1*         Form of Underwriting Agreement.
 2.1***       Agreement and Plan of Merger, dated as of January 15, 2000, as amended February 3, 2000, by and among Net Perceptions,
              Inc., Kentucky Acquisition Corporation and Knowledge
              Discovery One, Inc.
 3.1**        Amended and Restated Certificate of Incorporation.
 3.2**        Amended and Restated Bylaws.
 4.1**        Amended and Restated Investor Rights Agreement, dated
              December 18, 1997, among Net Perceptions, Inc. and the
              investors and founders named therein, as amended.
 4.2***       Registration Rights Agreement dated February 14, 2000, by
              and among Net Perceptions, Inc. and the stockholders named therein.
 4.3**        Specimen common stock certificate.
 5.1*         Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1**        Form of Indemnification Agreement entered into between Net
              Perceptions, Inc. and its directors and officers.
10.2**        1996 Stock Plan.
10.3**        1999 Equity Incentive Plan.
10.4**        1999 Non-Employee Director Option Plan.
10.5**        Employee Stock Purchase Plan.
10.6**+       License Agreement between Net Perceptions, Inc. and Regents of the University of Minnesota, dated July 31, 1996.
10.7**+       Amendment to License Agreement between Net Perceptions, Inc.
              and Regents of the University of Minnesota, dated October
              13, 1997.
10.8***       Knowledge Discovery One, Inc. 1996 Stock Option/Stock
              Issuance Plan.
10.9**+       Orbix Development and Runtime License Agreement between IONA
              Technologies PLC and Net Perceptions, Inc., dated July 9,
              1998.
10.10**+      Agreement Amendment to Orbix Development and Runtime License
              Agreement between IONA Technologies PLC and Net Perceptions,
              Inc., dated October 12, 1998.
10.11**       Lease between the Protective Group and Net Perceptions,
              Inc., dated November 12, 1998.
10.12**       Form of Master Purchase Agreement.
10.13**       Change in Control Severance Plan and Summary Plan
              Description.
10.15**       Note Purchase Agreement between Net Perceptions, Inc. and
              Trans Cosmos, Inc., dated February 4, 1999.
21***         List of Subsidiaries.
23.1***       Consent of PricewaterhouseCoopers LLP, independent
              accountants.
23.2***       Consent of PricewaterhouseCoopers LLP, independent
              accountants.
23.3*         Consent of Skadden, Arps, Slate, Meagher & Flom LLP
              (included in Exhibit 5.1).
24.1***       Power of Attorney.
27***         Financial Data Schedule.


-------------------------
  * To be filed by amendment.

 ** Incorporated by reference to Net Perceptions' Registration Statement on Form
    S-1 (Registration No. 333-71919).

*** Previously filed.

  + Confidential treatment has been granted for certain portions of this Exhibit pursuant to Rule 406 under the Securities Act. Confidential portions have been omitted and filed separately with the Securities and Exchange Commission.